Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST EXPANDS KKR JOINT VENTURE

KKR JV approaching $500 million in value with new asset contributions

NASHVILLE, Tennessee, August 26, 2024 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced it has contributed $118 million of additional properties to its joint venture with KKR, generating approximately $94 million of proceeds. The value of the JV is now approaching $500 million. The Company and KKR are continuing to explore additional acquisitions for the JV, including the potential contribution of more Healthcare Realty properties.

As previously disclosed in July, the Company also has additional asset sales and JV transactions under contract or LOI that are expected to increase proceeds to over $1 billion. The majority of these transactions are expected to be completed in the third quarter, with proceeds expected to fund accretive, leverage neutral share repurchases and existing capital commitments.

“The expansion of our joint venture with KKR shows continued progress towards our goal of generating more than $1 billion of proceeds from asset sale and JV transactions,” stated Todd Meredith, President and CEO. “Our existing joint venture relationships are providing us with proceeds in the current market environment and alternative sources of growth capital over the longer term.”

About Healthcare Realty
Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes nearly 675 properties totaling approximately 40 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

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Exhibit 99.1

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty, including its Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors,” and in its Quarterly Reports filed thereafter and in the Company’s other SEC filings. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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